Pathos AI, Inc. SC TO-T/A

Exhibit 99(a)(5)(A)

PATHOS AI COMPLETES ACQUISITION OF RAIN ONCOLOGY

Rain Stockholders to Receive $1.16 Per Share in Cash Plus Contingent Value Rights

Chicago, Illinois, January 26, 2024 (BUSINESS WIRE) – Pathos AI, Inc. (“Pathos”) today announced that it has, through its wholly owned subsidiary WK Merger Sub, Inc. (“Merger Sub”), successfully completed its tender offer to acquire all outstanding shares of the common stock of Rain Oncology Inc. (Nasdaq: RAIN) (“Rain”) for $1.16 per share in cash plus one contingent value right per share (each, a “CVR”), which CVR shall represent the right to receive potential payments pursuant to the terms and subject to the conditions of the Contingent Value Rights Agreement, dated as of January 26, 2024, by and among Pathos, Merger Sub, Equiniti Trust Company, LLC, and Fortis Advisors LLC.

The tender offer expired as scheduled at one minute after 11:59 p.m., Eastern Time, on January 25, 2024. As of the expiration of the tender offer, a total of 28,031,182 shares of Rain common stock had been validly tendered and not validly withdrawn from the tender offer, representing approximately 77% of the outstanding shares of Rain common stock. The conditions to the tender offer were satisfied and Merger Sub has accepted for payment and will promptly pay for all validly tendered shares.

Following the closing of the tender offer, Merger Sub merged with and into Rain (the “Merger”) and all shares of Rain common stock that were not validly tendered and remained issued and outstanding immediately prior to the effective time of the Merger (other than shares held in the treasury of Rain or owned, directly or indirectly, by Parent or its subsidiaries, or by any stockholder of Rain who was entitled to and properly demanded appraisal of such shares pursuant to Delaware law) were cancelled and converted into the right to receive the same $1.16 per share in cash plus one CVR per share. As a result of the Merger, Rain became a wholly owned subsidiary of Pathos. Shares of Rain common stock have ceased trading on Nasdaq and Pathos intends promptly to cause such shares to be delisted.

About Rain Oncology Inc.

Rain Oncology Inc. is a precision oncology company developing therapies that target oncogenic drivers to genetically select patients it believes will most likely benefit. Rain’s product candidate, milademetan, is a small molecule, oral inhibitor of the p53-MDM2 complex that reactivates p53.

About Pathos AI, Inc.

Pathos AI, Inc. is a clinical stage biotechnology company focused on re-engineering drug development. By leveraging the power of AI technologies, multimodal real-world data, and patient-derived biological models, Pathos brings precision medicines to market through partnership with biopharmaceutical companies. Additional information can be found at www.pathos.com.

For further information, please contact:

LifeSci Advisors

Daniel Ferry
+1.617.430.7576
daniel@lifesciadvisors.com or ir@rainoncology.com

Important Notices

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of U.S. federal securities laws, including, without limitation, statements regarding the payment and timing of payment of the offer consideration to former Rain common stockholders and the ability and timing of delisting of Rain’s common stock. Any forward-looking statements in this press release are based on current expectations and beliefs and are subject to a number of risks and uncertainties, including, but not limited to, the risk that the timing of the payment or delisting may be delayed. The words “estimates,” “expects,” “continues,” “intends,” “plans,” “anticipates,” “targets,” “may,” “will,” “would,” “could,” “should,” “potential,” “goal,” and “effort” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. Rain cautions that a number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Rain cautions investors not to place undue reliance on any forward-looking statements. Any forward-looking statements contained in this communication represent Rain’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Rain disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.